UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8 - K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report : March 7, 2013

CN RESOURCES INC.
(Exact name of registrant as specified in its charter)

Nevada	333-167804	N/A
(State or other jurisdiction Of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

255 Duncan Mill Road, Suite 203 Toronto, Ontario, Canada M3B 3H9
(Address of principal executive offices, including zip code)

416-510-2991
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e-4 (c ))

Item 1.01 Entry into a Material Definitive Agreement

On March 3, 2013, the Corporation entered into a definitive Joint Venture Agreement with a third party in Alberta, Canada to drill two offset oil wells in the Redwater area of Alberta, Canada. The third party will act as the Operator of the two well drilling program.

The Joint Venture Agreement ensures the Corporation has a 50% working interest in the two offset wells by providing 50% of the costs, and provide a loan for the joint venture partner’s 50% share of the total cost on turnkey basis.

The loan in the amount of $745,000 Canadian dollars bears interest of 10% per annum and both the loan and interest are repayable within 24 months of the rig release date. The Operator has an option to repay the loan and interest in full at anytime.

Until the Loan plus interest is repaid in full, the net revenue interest in the drilling program will be allocated 60% to the Corporation and 40% to the Operator. After the loan and interest is fully repaid, the share of the net revenue will be 50% for the Corporation and 50% to the Operator.

In the event that the well is deemed non productive, the loan principal plus any unpaid interest will be converted into common shares of the Operator at $0.20 per common share or the 30 day average closing price of the operator’s share, whichever is lower.

The entire drilling program fund will be deposited into a Trust Account with Calgary law firm who will act as Trustee and administer the drilling program fund.

Concurrent with the signing of the Joint Venture Agreement, the Corporation also acquired approximately 1,500 acres of Petroleum and Natural Gas rights for $142,475.62 Canadian Dollars, excluding Viking rights, in the 55-20W4M area of Alberta, Canada. The P&NG right s are subject to a freehold royalty with Canadian Natural Resources Limited.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 6, 2013, the Corporation issued a convertible debenture in the amount of $1,600,000 Canadian Dollars with a private Ontario Corporation. The Debenture bears an annual interest of 12%, payable monthly in arrears. The Principal amount is required to be paid in full within 5 years, but the Corporation can elect to make a full repayment earlier as long as the debenture holder is notified in writing and the debenture holder does not excise its conversion right within 30 days after receiving the notice. The principal amount, plus any unpaid interest, is convertible into the Corporation common shares at $0.10 per share at anytime for a period of 5 years at the option of the debenture holder.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 3, 2013, the Directors of Corporation, Mr. Victor Huo and Mr. Barry Polisuk resigned as Directors and or Officers of the Corporation to pursue other interest. The Corporation thanks their contribution to the growth of the Corporation and wish them successful in their new endeavours.

Item 5.06 Change in Shell Company Status

On March 6, 2013, the Corporation started to commence commercial operations in drilling two offset oil wells in Alberta in partnership with a third party, as a consequence, the Corporation is no longer a Shell Company and opted out of the Shell Status.

SIGNATURE

CN Resources Inc.

Date: March 7, 2013	By:	/s/ Oliver Xing
Oliver Xing
President, Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer, Secretary/Treasurer and sole member of the Board of Directors